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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report, which includes an explanatory paragraph that refers to litigation described in Note 19 to the consolidated financial statements, dated December 8, 1995, accompanying the consolidated financial statements and schedule of Acclaim Entertainment, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended August 31, 1995, which is incorporated by reference in this Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-4 (the "Registration Statement"). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".

                                       GRANT THORNTON LLP

New York, New York
December 13, 1995